Exhibit 99.1

Biovest Interviewed by OneMedRadio Regarding Global Regulatory Strategy to Seek Approvals for BiovaxID® Cancer Vaccine

Company to also Present at Cancer Immunotherapy Consortium

TAMPA, FL and MINNEAPOLIS, MN – April 19, 2012 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that Brett Johnson, President and Executive Editor of OneMedPlace interviewed Biovest’s President and CEO, Samuel S. Duffey, and its Senior Vice President, Product Development & Regulatory Affairs, Carlos F. Santos, Ph.D. In the webcast audio interview on OneMedRadio, Biovest discussed its global regulatory strategy for BiovaxID®, Biovest’s personalized cancer vaccine for the treatment of follicular non-Hodgkin’s lymphoma.

The OneMedRadio interview can be accessed at: http://www.onemedplace.com/blog/archives/10709

In the OneMedRadio interview, Biovest reaffirmed its global regulatory strategy for BiovaxID and discussed how Biovest’s recently announced Canadian regulatory meeting marks a milestone event for the Company and also represents the approach that is being followed with European authorities and with the U.S. FDA. As discussed in the interview, Biovest’s regulatory approach includes a detailed review before the regulatory authorities of the Company’s development of BiovaxID. During these meetings, the Company discusses the positive outcomes from two Phase II clinical trials and a randomized Phase III clinical trial which represent the most comprehensive data package to date for vaccination in lymphoma. As part of the meetings, Biovest requests regulatory input and advice as to the most expedient and appropriate approach for seeking marketing approval for BiovaxID.

In the OneMedRadio interview, Biovest confirmed that, with the Canadian regulatory meeting now complete, regulatory meetings with European authorities and the FDA are in process, and Biovest expects to announce its plans with regard to seeking marketing approvals in Europe and the U.S. this spring/summer.

Carlos F. Santos, Ph.D., Biovest’s Senior Vice President, Product Development and Regulatory Affairs explained, “We appreciate the attention and input provided by the Canadian authorities as part of their review of BiovaxID. The opportunity provided by Health Canada allowed us to discuss the highly unmet need for safe and effective consolidation options in lymphoma, and accordingly allowed us to present our clinical trial data in support of a formal application. The valuable feedback rendered at these meetings makes the filing process much more predictable as we proceed with a submission. As confirmed by Biovest’s announcement of our successful pre-filing meeting with Health Canada, BiovaxID represents the first cancer vaccine to seek approval to treat lymphoma in the world.”

Samuel S. Duffey, Esq., Biovest’s President & CEO, added, “We were delighted to discuss in detail with OneMedRadio our recently completed pre-filing meeting with Canada. The interview includes a discussion on our upcoming formal New Drug Submission (NDS) marketing application in Canada, which we plan to file later this year, and provides additional insight into our commercialization plans in Canada, assuming the marketing approval process succeeds. We look forward to providing ongoing updates on our progress in the EU and the U.S.”

In other news, Biovest announced it will be presenting at the upcoming Cancer Immunotherapy Consortium 2012 Scientific Colloquium to be held April 19-21 at the Gaylord National Hotel & Convention Center in National Harbor, Maryland. Dr. Santos, will present on BiovaxID in a session titled, “Autologous Vaccine’s Tumor-Matching Isotype Correlates with Survival Benefit for BiovaxID Active Immunotherapy for Non-Hodgkin’s Lymphoma”.

Event: Cancer Immunotherapy Consortium 2012 Scientific Colloquium

Biovest’s Presentation: Friday, April 20th, 2012 at 12:00 p.m. EST

Where: Gaylord National Hotel & Convention Center in National Harbor, Maryland

Agenda: http://www.regonline.com/builder/site/tab1.aspx?EventID=1032604

To meet with Biovest at this event, please contact Douglas Calder at 813-507-2633 or dwcalder@biovest.com.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID®, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. In particular (and without limitation), statements regarding the timing of anticipated filing of a New Drug Submission for BiovaxID with Health Canada reflect current expectations but are subject to inherent risks of delay in compilation and finalization of all components of the licensing application. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.